Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Jerry Szczepanski CEO 972-307-5555

Gadzooks Announces Appointment of Monty Standifer as
Executive Vice President and Chief Financial Officer

Dallas, Texas, December 21, 2004 – Gadzooks, Inc. (OTC Pink Sheets: GADZQ) today announced that Monty Standifer has joined the Company as Executive Vice President and Chief Financial Officer. Mr. Standifer has an extensive retail background as a CFO for several national retailers. Previous financial management includes RadioShack (formerly Tandy Corporation) and BizMart Office Products. He also served as Gadzooks’ CFO from 1992 until 1999. He was most recently Executive Vice President and CFO of Buffet Partners, operators of the Furr’s Restaurants chain throughout the Southwest.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females. Gadzooks now operates 243 stores in 40 states.